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                                                                     EXHIBIT 3.2

            CERTIFICATE OF DESIGNATIONS OF SERIES BB PREFERRED STOCK


                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.

         In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Malibu Entertainment Worldwide, Inc., a Georgia corporation (the "Corporation"), hereby certifies as follows:

                                       I.

         The name of the corporation is Malibu Entertainment Worldwide, Inc.

                                       II.

         Section 2 of Article III of the Articles of Incorporation is hereby amended to add the following Subsection 2.9:

                   "2.9 Series BB Preferred Stock. Five thousand shares of Preferred Stock, no par value, of the Corporation are designated as "Series BB Preferred Stock" having the voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are set forth below (the "Series BB Preferred"). Shares of Series BB Preferred shall not be sold for consideration that is less than the liquidation preference of such shares.

                   2.9.1. Dividends and Distributions.

                   (a) The holders of shares of Series BB Preferred, in preference to the holders of the Common Stock, no par value per share (the "Common Stock"), and of any and all other classes or series of preferred or other capital stock of the Corporation other than the Series AA Preferred (hereinafter defined) of the Corporation (collectively, the "Series BB Junior Stock"), will be entitled to receive dividends, when and as declared by the Board out of funds legally available therefor, at an annual rate of $9,000 per share, payable quarterly in arrears on the 1st day of each of January, April, July and October of each year (except that if any such date is not a Business Day (as defined below), then such dividend will be payable on the next day that is a Business Day) (the "Dividend Payment Date"), commencing with the date of the first issuance of any shares of the Series BB Preferred (the "Initial Issuance Date"), prior and in preference to any declaration or payment of any dividend on Series BB Junior Stock (other than (i) a dividend or distribution on Series BB Junior Stock solely in shares of Series BB Junior Stock and then only if all accrued but unpaid dividends on the Series


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         BB Preferred have been or are concurrently being paid as provided herein and (ii) a dividend or distribution on Series BB Junior Stock in cash with Series BB Approval (as defined below) prior thereto as provided in Section 2.9.2(b)). Such dividends will be cumulative and accrue with respect to each share of Series BB Preferred from the date of issuance of such share of Series BB Preferred (the "Dividend Commencement Date"), whether or not declared by the Board and whether or not there are funds of the Corporation legally available for payment of such dividends. No accrued or accumulated dividends on the Series BB Preferred will bear interest. As used herein, the term "Series AA Preferred" means all shares of Preferred Stock, no par value, of the Corporation that are designated as "Series AA Preferred Stock", as set forth in the Charter. For purposes hereof, "Business Day" means any day other than a Saturday, Sunday or any other day on which national banks in Dallas, Texas are not open for business.

                   (b) Any dividends that accrue and are payable shall be paid
         (i) by the issuance as of the Dividend Payment Date of additional shares of fully paid, nonassessable Series BB Preferred having an aggregate liquidation preference equal to the amount of such accrued dividends or (ii) in cash, with the determination of whether dividends are to be paid in cash or by issuance of additional shares to be made by the Board, in its sole discretion; provided, however, that any dividends that first accrue on or after January 1, 2002 may not be paid by the issuance of additional shares of Series BB Preferred unless the Corporation has first obtained Series BB Approval in writing prior to the applicable Dividend Payment Date. In the event that dividends are declared and paid by the issuance of additional shares of Series BB Preferred as provided in the previous sentence, such dividends will be deemed paid in full and will not accumulate. The Corporation will deliver certificates representing shares of Series BB Preferred issued pursuant to this Section 2.9.1(b) promptly after the Dividend Payment Date.

                   (c) Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record date which shall be the last day of a fiscal quarter of the Corporation.

                   (d) Notwithstanding anything to the contrary contained herein, without a Series AA Approval (as such term is defined in the Certificate of Designations for the Series AA Preferred), (i) no dividends, whether in cash or in additional shares of Series BB Preferred, shall be paid on the Series BB Preferred with respect to any quarter unless all accrued but unpaid dividends on the Series AA Preferred together with dividends on the Series AA Preferred for the current quarterly period shall have been paid by the Corporation and
         (ii) no cash dividends on the Series BB Preferred shall be paid for any quarterly periods ending after January 1, 2003 unless cash dividends for such quarterly period are paid to the holders of Series AA Preferred contemporaneously therewith or prior thereto.

                   2.9.2. Voting Rights. Holders of Series BB Preferred will have no voting rights and their consent will not be required for taking any corporate action


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         except (a) for any amendments to this Certificate of Designations of
         Series BB Preferred Stock, (b) as otherwise required by law or as otherwise provided in Section 2.9.3 herein and (c) that, if any share of Series BB Preferred is then outstanding, the affirmative vote or consent of holders of a majority of the then-outstanding shares of Series BB Preferred, voting together as a single voting group (provided that any such amendment described in Section 2.9.2(a) herein that adversely changes the dividend payable on or liquidation preference of the Series BB Preferred shall require the affirmative vote or consent of all holders of Series BB Preferred) (a "Series BB Approval"), will be required in order for the Corporation to:

                    (i) Amend the Charter in any way, whether by amending the
               terms of this Section 2.9 or any other provision of the Charter, that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series BB Preferred;

                    (ii) Subject to Section 2.9.1(a), declare or pay any cash or other dividends on, or make any other distributions in respect of any other shares of Series BB Junior Stock;

                    (iii) Redeem or purchase or otherwise acquire for
               consideration any shares of any Series BB Junior Stock (except
               (A) in connection with the exercise of employee stock options and
               (B) in connection with the repurchase of up to $2,500,000 in liquidation preference of Series CC Preferred Stock, no par value, of the Corporation (the "Series CC Preferred"), plus an amount equal to all accrued but unpaid dividends thereon during each calendar year pursuant to Section 2.10.9 of the Certificate of Designations of Series CC Preferred Stock);

                    (iv) Authorize or issue any shares of capital stock or
               increase the authorized number of shares of any class or series of capital stock ranking prior or superior to, or on parity with, the Series BB Preferred with respect to dividends or other distributions or upon liquidation, dissolution or winding up of the Corporation (except to SZ Capital, L.P. or its successors or assigns in accordance with (A) the terms of the Second Amended and Restated Recapitalization Agreement, dated July 1999, among the Corporation, Malibu Centers, Inc., Nomura Asset Capital Corporation ("Nomura"), Partnership Acquisition Trust V (the "Trust"), MEI Holdings, L.P. ("MEIH") and SZ Capital, L.P. ("SZ") (the "Recapitalization Agreement") and (B) shares of Series AA Preferred issued pursuant to Section 2.8.1 of the Certificate of Designations of Series AA Preferred Stock);

                    (v) Pay any dividends on the Series BB Preferred that first accrue on or after January 1, 2002 by the issuance of additional shares of Series BB Preferred;


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                    (vi) Issue any shares of Series BB Preferred other than the shares issued to Partnership Acquisition Trust V on the date of the Recapitalization Agreement or issued as payments of dividends on shares of Series BB Preferred as provided herein;

                    (vii) Issue more than $18,500,000 in liquidation preference of shares of Series AA Preferred to SZ Capital, L.P. or its affiliates pursuant to Sections 2.9(a) and 2.9(b) of the Recapitalization Agreement or otherwise;

                    (viii) Amend Section 2.8.8 of the Certificate of
               Designations of Series AA Preferred Stock or Section 2.10.9 of the Certificate of Designations of the Series CC Preferred Stock; or

                    (ix) In one or a series of related transactions, consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another person or entity or adopt a plan relating to the liquidation or dissolution of the Corporation unless (1) either (I) the Corporation shall be the surviving or continuing entity or (II) the entity (if other than the Corporation) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Series BB Preferred shall be converted into or exchanged for and shall become shares of the successor, transferee or resulting entity, having in respect of such successor, transferee or resulting entity substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series BB Preferred had immediately prior to such transaction;
               (3) the Corporation or such successor, transferee or resulting entity as applicable, shall have a Consolidated Net Worth (immediately after such transaction but prior to any purchase accounting adjustments for such transaction) equal to or greater than the Consolidated Net Worth of the Corporation immediately prior to such transaction; and (4) the Corporation delivers to the holders of the Series BB Preferred prior to the consummation of the proposed transaction an officer's certificate or an opinion of counsel reasonably satisfactory to the holders of the Series BB Preferred to the combined effect that such sale, assignment, transfer, lease, conveyance or other disposition complies with the terms of the Articles of Incorporation, including without limitation, this Certificate of Designations, and that all conditions precedent to such sale, assignment, transfer, lease, conveyance or other disposition have been satisfied. Notwithstanding the foregoing, the consent of the holders of the Series BB Preferred shall not be required to authorize or approve the merger of any wholly-owned subsidiary of the Corporation with and into the Corporation.


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               For purposes of the foregoing, the transfer (by lease,
               assignment, sale or otherwise, in a single transaction or series of related transactions) of properties or assets of one or more subsidiaries of the Corporation which, if all properties and assets of such subsidiaries were held directly by the Corporation, would constitute a transfer of all or substantially all of the properties and assets of the Corporation shall be deemed to be a transfer of all or substantially all of the properties and assets of the Corporation.

               "Consolidated Net Worth" means the net worth of the Corporation and its subsidiaries determined by the Corporation's auditors based on the consolidated balance sheet of the Corporation prepared in accordance with GAAP. As used herein, "GAAP" means the generally accepted accounting principles in the United States.

         The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase or otherwise acquire such shares at such time and in such manner in accordance with the foregoing restrictions.

                    2.9.3. Voting Rights in Certain Circumstances.

                    (a) (i) Except as otherwise set forth in this Section 2.9.3, if for any reason (x) on January 1, 2002, the Corporation has not paid either by cash or the issuance of additional shares of Series BB Preferred in accordance with and as permitted by the provisions of this Section 2.9, all dividends that are accrued and payable for all quarterly periods ending prior to January 1, 2002, (y) at any time on and after January 1, 2003, the Board does not declare or the Corporation does not pay all dividends first accruing on or after January 1, 2002 in full in cash for any two quarters or (z) the Corporation does not redeem all shares of Series BB Preferred in accordance with Section 2.9.6 prior to January 1, 2014 (any of (x), (y), or (z) a "Series BB Board Representation Event"), then the holders of Series BB Preferred will be entitled, at any annual meeting of the shareholders or any special meeting called for such purpose (which meeting will be called upon the request of the holders of at least 20% of the then-outstanding shares of Series BB Preferred as provided below), to elect (1) a number of directors (the "Series BB Directors") equal to the Series BB Board Representation Number (as defined below) and (2) as set forth in paragraph (ii) below, three Outside Directors (as defined below)(the rights to elect directors set forth in clauses (1) and
               (2) are sometimes referred to herein as the "Board Representation Requirement").

                    (ii) If a Series BB Board Representation Event has occurred, the Board Representation Requirement set forth in paragraph (i) above shall also require that the Board of Directors of the Corporation include three Outside Directors. The Outside Directors shall be approved by a vote (an "Outsider Director Vote") of each of (1) the holders of Series BB Preferred, voting as a separate voting group, and (2) the holders of the Common Stock, Series AA Preferred pursuant to their rights in Section


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               2.8.2(a) of the Certificate of Designations of Series AA
               Preferred Stock, and Series CC Preferred pursuant to their rights in Section 2.10.2(a) of the Certificate of Designations of Series CC Preferred Stock, voting together as a single voting group, separate from the Series BB Preferred, with the number of votes each share of Series AA or Series CC Preferred, as the case may be, is entitled to cast being determined with reference to the number of shares of Common Stock into which such share of Series AA or Series CC Preferred, as the case may be, may be converted.

                    (iii) "Affiliate" means, with respect to any person or
               entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person or entity. The "Series BB Board Representation Number" shall be equal to (x) the number of directors constituting the entire Board of Directors of the Corporation minus three (or such lesser number of Outside Directors which shall be in office), divided by (y) 2; provided that if such calculation produces a fraction, such fraction shall be rounded upward to the next nearest whole number to determine the Series BB Board Representation Number and provided further that in no event shall the Series BB Board Representation Number be less than two. A director shall qualify as an "Outside Director" if such director is not an Affiliate (except in his capacity as a director of the Corporation), officer or employee of the Corporation, MEIH, SZ, Trust or any other holders of a majority of the then-outstanding shares of Series AA Preferred, Series BB Preferred, Series CC Preferred or Common Stock, or any of its subsidiaries and is not an officer, director or employee of any Affiliate of the Corporation, MEIH, SZ, Trust or any other holders of a majority of the then-outstanding shares of Series AA Preferred, Series BB Preferred, Series CC Preferred or Common Stock.

                    (iv) The Corporation will notify all holders of Series BB
               Preferred as promptly as possible after the occurrence of a Series BB Board Representation Event of such occurrence and the material facts relating thereto. In the event that the Corporation obtains a Series BB Approval to pay a dividend that first accrues on or after January 1, 2002 by issuance of additional shares of Series BB Preferred in lieu of cash and the Corporation agrees to pay such dividend in shares of Series BB Preferred, the receipt of such approval by the Corporation and subsequent delivery of certificates representing shares of the Series BB Preferred issued in full payment of such dividend shall constitute a waiver of the voting rights specifically provided in this Section 2.9.3(a) for the quarter in which such dividends were required to be declared by the Board and paid by the Corporation. Under no circumstances shall such waiver by the holders of Series BB Preferred in one quarter constitute a waiver for subsequent quarters.

                    (b) (i) Whenever the right to elect directors of the
               Corporation has accrued to the holders of Series BB Preferred, the Corporation may, and upon the written request of the holders of record of at least 20% of the


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               then-outstanding shares of Series BB Preferred will, promptly satisfy the Board Representation Requirement by increasing the size of the Board and/or using reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Series BB Directors and the Outside Directors to promptly be elected to the Board. If the Board Representation Requirement is not so satisfied, then, at any time after the right to elect directors has vested in the Series BB Preferred pursuant to this Section 2.9.3, the Secretary of the Corporation may, and, upon the written request of the holders of record of at least 20% of the then-outstanding shares of the Series BB Preferred, addressed to the Secretary at the principal office of the Corporation, will, call a special meeting of the holders of Series BB Preferred for the election of the Series BB Directors and the Outside Directors (and the holders of the Common Stock and Series AA and Series CC Preferred in respect of the Outside Directors) as herein above provided, to be held within 30 calendar days after such call and at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of meetings of shareholders. If any such special meeting required to be called as above provided has not been called by the Secretary within 30 calendar days after receipt of any such request, then the holders of record of at least 20% of the then-outstanding Series BB Preferred may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose will have access to the stock ledger of the Corporation. If any such special meeting has been called by the Secretary of the Corporation or by the holders of the Series BB Preferred as above provided, and if the holders of at least a majority of the then-outstanding shares of Series BB Preferred and entitled to vote at such meeting are present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of such shares of Series BB Preferred present or so represented at such meeting, the then-authorized number of directors of the Corporation will be increased by such number of directors as is necessary to enable the Series BB Directors and the Outside Directors to promptly be elected to the Board, and at such meeting, the holders of the Series BB Preferred will be entitled to elect the additional Series BB Directors so provided for and the applicable holders will be entitled to elect by an Outsider Director Vote the additional Outside Directors, such that the holders of Series BB Preferred shall have elected a number of Series BB Directors equal to the Series BB Board Representation Number and the applicable holders shall have elected by an Outsider Director Vote three Outside Directors, but any directors so elected will hold office only until their respective successors are duly elected and qualified at the annual meeting of shareholders or special meeting held in place thereof next succeeding their election, at which time their successors will be elected by vote of the applicable holders present or so represented at such meeting. The foregoing remedy will not be deemed exclusive, and shall be in addition to all other rights and remedies available at law or equity to the holders of Series BB Preferred. Except for the waiver described in Section 2.9.3(a),



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               the failure to exercise, or any delay in exercising any rights under this Section 2.9.3 as to a particular Series BB Board Representation Event will not diminish or otherwise affect the rights hereunder.

                   (c) Upon the occurrence of a Series BB Board Representation Event, each holder of a share of the Series BB Preferred will be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and will vote separately as a class to the extent herein provided. Fractional votes will be permitted, and any fractions will be counted in computing voting rights. Any action which may be taken by the holders of Series BB Preferred may be taken without a meeting of Series BB Preferred shareholders upon the execution of written consents to such action by holders of the number of shares of Series BB Preferred that would be required to vote in favor of taking such action at any meeting of holders of Series BB Preferred at which all such holders were present and voting.

                   (d) Following a Series BB Board Representation Event, whenever all arrears in dividends on the Series BB Preferred then outstanding for the quarterly periods that gave rise to the Series BB Board Representation Event have been paid and dividends thereon for the current quarterly dividend period shall have been declared by the Board and paid by the Corporation, then the right of holders of the Series BB Preferred to satisfy the Board Representation Requirement shall cease (but subject always to the same provisions for the occurrence of a Series BB Board Representation Event that causes the vesting of the Board Representation Requirement specifically set forth in Section 2.9.3(a)), and one month after all such dividends are paid to the holders of the Series BB Preferred (i) the term of office of Series BB Directors pursuant to Section 2.9.3 shall terminate in the event that such director(s) were elected to fill seat(s) on the Board created to satisfy this Section 2.9.3 and/or (ii) the holders of Series BB Preferred will use reasonable efforts to secure the resignation(s) of the number of Series BB Directors.

                   (e) For so long as the Board Representation Requirement is in effect, then the holders of Series BB Preferred shall at all times be entitled to elect a number of Series BB Directors equal to the Series BB Board Representation Number and shall be entitled to vote in the election of three Outside Directors as set forth in paragraph (a) above, including in the event the size of the Board is increased to satisfy any similar board representation requirements held by any other classes or series of Preferred Stock.

                   (f) Shares of Series BB Preferred owned by the Corporation or any subsidiary of the Corporation will not be counted as outstanding for any purpose of these Articles of Amendment to Articles of Incorporation of the Corporation.

                   (g) For so long as the Board Representation Requirement is in effect, any vacancies among the directorships relating the directors to be elected


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         solely by vote of the holders of Series BB Preferred pursuant to their rights to elect the Series BB Directors may be filled by the majority vote of such Series BB Directors then in office. For so long as the Board Representation Requirement is in effect, any vacancies among the Outside Directors may be filled by majority vote of the entire Board of Directors then in office; provided that a majority of the Series BB Directors then in office shall have voted in favor of so filling such vacancy. Notwithstanding the foregoing, any action taken by the Board of Directors or members thereof to fill vacancies pursuant to this paragraph shall not detract from the rights of holders of Series BB Preferred to elect and remove, at any time, the Series BB Directors and the Outside Directors (in the case of the Outside Directors, such removal to be only with the concurrence of the holders of Series AA Preferred, Series CC Preferred and Common Stock voting together as a single voting group, separate from the Series BB Preferred Stock who shall also vote as a single voting group).

                   2.9.4. Reacquired Shares. If permitted by law, any shares of Series BB Preferred that are issued and thereafter cease to be issued and outstanding for any reason will be restored to the status of authorized but unissued shares of preferred stock of the Corporation, including shares of Series BB Preferred, and may be reissued as part of a new series of preferred stock of the Corporation subject to the conditions and restrictions on issuance set forth herein (including without limitation Section 2.9.2 hereof) or in any other certificate of designations creating a series of preferred or any similar stock of the Corporation.

                   2.9.5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of Series BB Junior Stock unless, prior thereto, the holders of shares of Series BB Preferred shall have received $100,000 per share plus accrued and unpaid dividends. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

                   2.9.6. Redemption.

                   (a) Redemption Price. Shares of Series BB Preferred may be redeemed (to the extent not previously redeemed) by the Corporation, at its sole option, at any time after issuance and:

                   (i) prior to or on January 1, 2001, at a price per share of
               $100,000 plus accrued and unpaid dividends through the date such redemption price is paid ("Accrued Dividends");

                   (ii) after January 1, 2001 and prior to or on January 1,
               2002, at a price per share of $105,000 plus Accrued Dividends;

                   (iii) after January 1, 2002 and prior to or on January 1,
               2003, at a price per share of $104,000 plus Accrued Dividends;


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                   (iv) after January 1, 2003 and prior to or on January 1,
               2004, at a price per share of $103,000 plus Accrued Dividends;

                   (v) after January 1, 2004 and prior to or on January 1,
               2005, at a price per share of $102,000 plus Accrued Dividends;

                   (vi) after January 1, 2005 and prior to or on January 1,
               2006, at a price per share of $101,000 plus Accrued Dividends;
               and

                   (vii) after January 1, 2006, at a price per share of
               $100,000 plus Accrued Dividends;

         provided, however, that no shares of Series BB Preferred may be redeemed by the Corporation under this Section 2.9.6 (A) unless no shares of Series AA Preferred are outstanding on the date the Redemption Notice is given or will be outstanding as of the date fixed for redemption or (B) unless the Corporation has obtained a Series AA Approval to such redemption.

                   (b) Redemption Procedures. At least 30 calendar days and not more than 60 calendar days prior to the date fixed for any redemption of Series BB Preferred, written notice ("Redemption Notice") will be given by the Corporation by first class mail, postage prepaid, to each holder of record of Series BB Preferred on the record date fixed for such redemption by the Board at such holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein will affect the validity of the procedure for redemption of any shares of Series BB Preferred except as to the holder or holders to whom the Corporation has failed to give such notice or whose notice was defective. The Redemption Notice will state:

                   (i) the redemption price;

                   (ii) whether all or fewer than all of the outstanding shares of Series BB Preferred are to be redeemed and the total number of shares of Series BB Preferred being redeemed;

                   (iii) the date fixed for redemption by the Board, which date will occur within the applicable redemption period specified in clause (a) above (the "Redemption Date");

                   (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation; and

                   (v) that dividends on the shares of Series BB Preferred to be redeemed will cease to accumulate on the Redemption Date unless the Corporation defaults in payment in full of the applicable redemption price.

                   (c) Upon surrender of the certificate(s) representing shares of Series BB Preferred that are the subject of redemption pursuant to
         Section 2.9.6(a), duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the


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         Redemption Notice and on the Redemption Date, the full redemption price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

                   (d) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series BB Preferred to be redeemed will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, provided, however, that if a Redemption Notice has been given as provided in Section 2.9.6(b) and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series BB Preferred that are to be redeemed, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series BB Preferred to be redeemed will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the redemption price.

                   (e) If (i) the funds of the Corporation legally available for redemption of shares of Series BB Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series BB Preferred to be redeemed on such date or (ii) the Corporation elects to redeem fewer than all of the then-outstanding shares of Series BB Preferred, then the Corporation shall redeem outstanding shares of Series BB Preferred ratably among the holders of such shares to be redeemed based on their holdings of Series BB Preferred. The shares of Series BB Preferred not redeemed will remain outstanding and entitled to all the rights and preferences provided herein. If the funds of the Corporation legally available for redemption of shares of Series BB Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series BB Preferred to be redeemed on such date, then at any time thereafter when additional funds of the Corporation become legally available, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any scheduled redemption date that it has not redeemed.

                   2.9.7. Repurchase Upon Change in Control.

                   (a) In the event of the occurrence of a Change in Control, or if the Corporation enters into a definitive agreement providing for a transaction that, upon consummation would result in a Change in Control, the Corporation will, within 30 calendar days after such Change in Control or the execution of such an agreement, offer to purchase each then-outstanding share of Series BB Preferred for an amount per share equal to $100,000 plus accrued and unpaid dividends through the date of purchase. Within 10 calendar days after such


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


         Change in Control or the execution of such an agreement, the Corporation will provide written notice (a "Repurchase Notice") to each holder of Series BB Preferred at such holder's address as it appears on the stock books of the Corporation. The Repurchase Notice will state (i) the repurchase price, (ii) the commencement date of such offer and the expiration date of such offer (which shall be no less than 20 Business Days after the commencement date), (iii) the Repurchase Date (as defined below) on which shares tendered during the offer period will be repurchased by the Corporation, (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation, and (v) that dividends on the shares of Series BB Preferred that are tendered for repurchase will cease to accumulate on the Repurchase Date unless the Corporation defaults in payment in full of the applicable repurchase price. The Corporation will comply with the requirements of all applicable securities laws and regulations in connection with such a transfer. The Corporation will purchase any shares tendered to the Corporation during such offer period on the applicable Repurchase Date. The term "Repurchase Date" shall mean (i) with respect to a Change in Control that has already occurred, the expiration date of the offer period, as set forth in the Repurchase Notice, and (ii) with respect to a Change in Control that will result upon consummation of an agreement executed by the Corporation, the date on which the transactions contemplated by such agreement are consummated; provided, that, if the agreement referenced in the preceding clause (ii) is terminated prior to closing or the transactions contemplated thereby are not otherwise consummated, then the Repurchase Date shall not be deemed to have occurred and the Corporation shall not have any obligation to consummate the repurchase of shares pursuant to this Section 2.9.7 and the Corporation, by subsequent written notice to the holders of Series BB Preferred, shall rescind such offer to repurchase and shall return any certificates previously tendered to the Corporation. Notwithstanding the foregoing, the Corporation shall not repurchase any shares of Series BB Preferred on the Repurchase Date unless the Corporation also repurchases contemporaneously therewith or prior thereto a Ratable Portion of the shares of Series AA Preferred based on the liquidation value (face value plus accrued and unpaid dividends) of the outstanding shares of each series. As used herein, "Ratable Portion" shall be the percentage determined by multiplying
         (A) the quotient of (x) the liquidation value of the outstanding shares of the applicable series of preferred stock divided by (y) the aggregate liquidation value of the outstanding shares of the Series AA Preferred and the Series BB Preferred, and (B) 100.

                   Upon surrender of the certificate(s) representing shares of Series BB Preferred that are the subject of repurchase, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Repurchase Notice and on the Repurchase Date, the full repurchase price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are repurchased, a new certificate will be issued representing the unrepurchased shares. On and after the Repurchase Date, unless the Corporation defaults in the payment in full of the applicable repurchase price, dividends on the Series BB Preferred to be repurchased will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Repurchase Date, other than the right to receive the repurchase price, provided, however, that if a Repurchase Notice has been given as provided in
         Section 2.9.7(a) and the funds necessary for repurchase (including an amount in cash in respect of all dividends that will accumulate to the Repurchase Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series BB Preferred that are to be repurchased, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series BB Preferred to be repurchased will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the repurchase price.

                           (b) A "Change in Control" will be deemed to occur upon the occurrence of (1) the MEI Affiliates ceasing to be the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 50% or more of the combined voting power of the Corporation's then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock"), whether directly by a stock sale or indirectly through a merger, consolidation, recapitalization or similar transaction; (2) the adoption of a plan of liquidation or distribution by the Corporation; (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act); or (4) the first day after the Initial Issuance on which a majority of the members of the Board are not Continuing Directors; provided, however, that no event described above will constitute a "Change in Control" if the transaction that would otherwise constitute a "Change in Control" has received Series BB Approval prior to the consummation of such transaction. As used herein, "MEI Affiliate" means, collectively, MEI Holdings, L.P., SZ Capital, L.P., each a Delaware limited partnership, and any person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entities, and "Continuing Directors" means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Initial Issuance Date, (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election or
         (iii) is an MEI Affiliate or was nominated for election or elected to the Board by an MEI Affiliate.

                   2.9.8. Fractional Shares. Series BB Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, vote and to have the benefit of all other rights of holders of Series BB Preferred.

                   2.9.9. Rank. The Series BB Preferred will rank senior as to all capital stock of the Corporation other than the Series AA Preferred, including all

         Series BB Junior Stock, in each case as to (i) the payment of dividends or other distributions, (ii) the redemption of any shares of the Corporation's capital stock or (iii) distributions upon liquidation, dissolution or winding up of the Corporation.

                   2.9.10. Notice to Holders. Any notice given by the Corporation to holders of record of Series BB Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series BB Preferred receives such notice.

                   2.9.11. Certain Limitations. Notwithstanding any other provision in the Charter or applicable law to the contrary, (a) the vote of any holder of Series BB Preferred will not be affected by any direct or indirect interest of the holder or any affiliate or associate or other person or entity in the matter under consideration or any other matter, (b) holders of Series BB Preferred will have only the rights and duties set forth herein and will have no fiduciary or similar rights and duties, and (c) no holder of Series BB Preferred or any affiliate or associate thereof will have any liabilities or obligations to any other person or entity, including without limitation any other holder of Series BB Preferred or any other class or series of capital stock of the Corporation, by reason of the giving or withholding of any vote or consent hereunder or otherwise, it being the expectation and intention that such vote or consent will be so given or withheld in the sole discretion of such holder regardless of the effect thereof on any other person or entity.

                   2.9.12. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series BB Preferred will be deemed contract rights enforceable by them, including without limitation, by one or more actions for specific performance.

                   2.9.13. Rule 144A Information Requirement. For so long as any shares of Series BB Preferred remain outstanding, the Corporation shall make available, upon the request of any holder of Series BB Preferred, to such holder or beneficial owner or prospective purchaser of Series BB Preferred, in connection with any proposed sale thereof, the information required to be delivered pursuant to Rule 144A under the Securities Act."

                                      III.

         All other provisions of the Articles of Incorporation shall remain in full force and effect.

                                       IV.

         This Amendment to the Articles of Incorporation was duly adopted on June 30, 1999 by the Board of Directors of the Corporation without shareholder approval (which was not required) in accordance with the provisions of Section 14-2-602(d) of the Code.





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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to the Articles of Incorporation to be executed by its duly authorized officer as of the ____ day of July, 1999.




                                                  By:
                                                      --------------------------
                                                      Name:
                                                      Title:


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